EXHIBIT 10.3.3

THIS FORM OF AWARD AGREEMENT IS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
Designer Brands Inc.
2014 LONG-TERM INCENTIVE PLAN
FORM OF STOCK UNITS
GRANTED TO _______________ ON _______, ___ 20__
Designer Brands Inc. (“Company”) and its shareholders believe that their business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company and its shareholders adopted the Designer Brands Inc. 2014 Long-Term Incentive Plan, as amended (“Plan”) as a means through which you may share in the Company’s success. This is done by granting Awards to Directors.
This Award Agreement describes many features of your Award and the conditions you must meet before you may receive the value associated with your Award. To ensure you fully understand these terms and conditions, you should:

•	Read the Plan and the Plan’s Prospectus carefully to ensure you understand how the Plan works;

•	Read this Award Agreement carefully to ensure you understand the nature of your Award and what must happen if you are to earn it; and

•	Contact the Company __________ at __________ if you have any questions about your Award.
Also, no later than _______, ___ 20__, you must return a signed copy of the Award Agreement to:
_________________
Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
If you do not do this, your Award will be revoked automatically as of the Grant Date and you will not be entitled to receive anything on account of the retroactively revoked Award.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation (see the Plan’s Prospectus for more information about these penalties). Your Award has been designed to avoid these penalties. However, because the Internal Revenue Service periodically issues new rules that further define the effect of Section 409A, it may be necessary to revise your Award Agreement if you are to avoid these penalties. As a condition of accepting this Award, you must agree to accept those revisions, without any further consideration, even if those revisions change the terms of your Award and reduce its value or potential value.
Nature of Your Award
You have been granted a Stock Award consisting of _____ units, which will be converted to common shares of the Company if the conditions described in this Award Agreement are met, (“Stock Units”). Federal income tax rules apply to the payment of your Award. These and other conditions affecting your Award are described in this Award Agreement, the Plan and the Plan’s Prospectus, all of which you should read carefully. To the extent the terms and conditions set forth in this Award Agreement differ in any way from the terms and conditions set forth in the Plan, the terms of the Plan shall govern.
Grant Date: Your Stock Units were granted on _______,__ 20__ and it also is the date your Stock Units vested.
Number of Stock Units: You have been granted _____ Stock Units in payment of a portion of your annual retainer. Although these Stock Units are not actual shares of Company Stock, they will be credited with “dividend equivalents” at the same rate and at the same time dividends are paid on actual shares of Company Stock. These dividend equivalents will be converted to additional Stock Units based on the amount of dividends paid and the Fair Market Value (as defined in the Plan) of a share of Company Stock. These additional Stock Units will be distributed at the same time and subject to the same terms and conditions that apply to other Stock Units granted with this Award Agreement.
The conditions that must be met before the Award is converted into shares of Company Stock are discussed below in the Section titled “When Your Award Will Be Settled.”

When Your Award Will Be Settled
Normal Settlement: Your Stock Units normally will be settled and converted to an equal number of shares of Company Stock in accordance with the election you previously made for Stock Units granted to you in calendar year 20__. Such settlement date is the “Normal Settlement Date.”
How Your Stock Units Might Be Settled Before the Normal Settlement Date: If there is a Change in Control (as defined in the Plan) before the Normal Settlement Date, your Stock Units will be settled as of the date of the Change in Control.
How Your Stock Units May Be Forfeited: Your Stock Units will be cancelled and you will forfeit any Stock Units if, before they are settled and before a Change in Control, your board service ends because:

•	You materially fail to substantially perform your position or duties;

•	You engage in illegal or grossly negligent conduct that is materially injurious to the Company or any Subsidiary (as defined in the Plan);

•	You materially violate any law or regulation governing the Company or any Subsidiary;

•	You commit a material act of fraud or dishonesty which has had or is likely to have a material adverse effect upon the Company’s (or any Subsidiary’s) operations or financial conditions;

•	You materially breach the terms of any other agreement with the Company or any Subsidiary; or

•	You breach any term of the Plan or this Award Agreement.
Upon your Stock Units being cancelled, you will cease to have any right or entitlement to receive any shares with respect to those cancelled Stock Units.
Also, if you terminate your board service for any reason other than those just listed and the Company subsequently discovers that you actively concealed an act, event or failure that is within those just listed and the Company could not have discovered that act, event or failure through reasonable diligence before your termination, you will be required to repay to the Company the full value you received under this Award.
Settling Your Award
Your Stock Units will be settled automatically in accordance with the election you previously made for stock units granted to you in calendar year 20__. At that time, you will receive one share of Company Stock for each Stock Unit.
Other Rules Affecting Your Award
Rights Before Your Stock Units Are Settled: Until your Stock Units are settled, you may not exercise any voting rights, nor will you have any actual dividend rights, associated with the shares underlying your Stock Units. See Section titled “Nature of Your Award - Number of Stock Units for a description of how dividend equivalents will be paid on your Stock Units.
Beneficiary Designation: You may name a “Beneficiary” or Beneficiaries to receive any Stock Units to be settled after you die. This may be done only on the Beneficiary Designation Form on file and by following the rules described in that form and in the Plan. If you die without making an effective Beneficiary designation, the Stock Units subject to this Award will be converted to shares and distributed to your surviving spouse or, if you do not have a surviving spouse, to your estate.
Tax Withholding: You (and not the Company) are solely responsible for any income and other taxes (including payment of estimated taxes) associated with this Award or its conversion to shares of Company Stock.
Transferring Your Stock Units: Normally, your Stock Units may not be transferred to another person. However, you may complete a Beneficiary Designation Form to name the person to receive any Stock Units settled after you die. Also, the Committee may allow you to place your Stock Units into a trust established for your benefit or the benefit of your family. Contact the Company _______________ at ______________ or at the address given below if you are interested in doing this.
Governing Law: This Award Agreement will be construed in accordance with and governed by the laws of the United States and the laws of the State of Ohio (other than laws governing conflicts of laws).
Other Agreements: Your Stock Units will be subject to the terms of any other written agreements between you and the Company.
Adjustments to Your Stock Units: Your Stock Units will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Stock Units will be adjusted to reflect a stock split).

Nature of Award: The grant of Stock Units under this Award Agreement shall not confer upon you any right to continued service with the Company.
Other Rules: Your Stock Units also are subject to more rules described in the Plan and in the Plan’s Prospectus. You should read both these documents carefully to ensure you fully understand all the conditions of this Award.
Entire Agreement: Except as otherwise provided in this Award Agreement, this Award Agreement and the Plan are: (a) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Award Agreement; (b) supersede all other prior agreements, communications and statements, whether written or oral, express or implied, pertaining to that subject matter; and (c) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and not be explained or supplemented by evidence of consistent additional terms. To the extent the terms and conditions set forth in this Award Agreement differ in any way from the terms and conditions set forth in the Plan, the terms of the Plan shall govern.
Tax Treatment of Your Award
This Award is intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible. A more complete description of the federal income tax treatment of your Stock Units is discussed in the Plan’s Prospectus.
You may contact the Company ____________ at _____________or at the address given below if you have any questions about your Award or this Award Agreement.
Your Acknowledgment of Award Conditions
By signing below, I acknowledge and agree that:

•	A copy of the Plan has been made available to me;

•	I have received a copy of the Plan’s Prospectus;

•	I understand and accept the conditions placed on my Award and understand what I must do to earn my Award; and

•
I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Internal Revenue Code, even if those changes affect the terms of my Award and reduce its value or potential value.

_______________________________________
(signature)
Date signed: _____________________________
Committee’s Acknowledgment of Receipt
A signed copy of this Award Agreement was received on ______________.
By: ______________________________________
Designer Brands Inc. 2014 Long-Term Incentive Plan Committee

Date:    _____________________________